ROYCE VALUE TRUST, INC.
                           1414 Avenue of the Americas
                               New York, NY  10019

            _________________________________________________________

                   REMINDER:  SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 10, 1998
            _________________________________________________________

           PREFERRED STOCKHOLDERS ASKED TO APPROVE QUARTERLY DIVIDENDS

Dear Preferred Stockholder:

We have not yet received your vote for the upcoming Special Meeting of Stockholders scheduled to be held on February 10, 1998. It is critical that you vote your proxy. All votes are vital no matter how many shares you hold and YOUR SHARES CANNOT BE REPRESENTED UNLESS WE RECEIVE VOTING INSTRUCTIONS FROM YOU! The proposals require the affirmative vote of two-thirds of the outstanding shares of Preferred Stock, making it critical that all stockholders participate! In order to be represented at the meeting, we must receive your vote on or before TUESDAY, FEBRUARY 10, 1998.

The first and more important proposal asks you as a Preferred Stockholder to vote on increasing the frequency of dividend payments from ANNUAL TO QUARTERLY. Based on recently available rates, the new quarterly rate of 1.95% will give you an annual yield equivalent of 8.03%, which is in excess of the Preferred Stock's stated annual rate of 8.00%. AS AN ADDED INCENTIVE, IF THE PROPOSAL IS APPROVED BY STOCKHOLDERS, YOU WILL RECEIVE AN ADDITIONAL $.05 PER SHARE WITH YOUR MARCH 23, 1998 DIVIDEND, THEREBY GIVING YOU YIELD EQUIVALENT PAYMENTS TOTALING 8.25% FOR 1998.

For your convenience, we have established three easy methods by which to register your vote:

                    1.    By   Phone:     Please   call   Shareholder
                    Communications Corporation toll free at 1-800-733-8481, Extension "439". Operators will be available to take your vote Monday thru Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time.

                    2.    By Fax:   Fax your executed proxy to us toll free
                    at 1-800-733-1885, anytime.

                    3.    By  Mail:  Simply return your  executed
                    proxy in the enclosed postage paid envelope.

If you have any questions regarding the proxy statement or need assistance executing your vote, please call Shareholder Communications Corporation at the above-mentioned number.

We urge you to act promptly in order to obtain a sufficient number of votes to hold the meeting as scheduled and avoid the additional expenses incurred by the Fund for further proxy solicitation.




Thank you for your consideration.

/s/ CHARLES M. ROYCE

President